Exhibit 99.1

PENNSYLVANIA CONSOLIDATED STATUTES

Title 15, Part II, Subpart B, Article B, Chapter 17, Subchapter B,

§ 1713. Personal liability of directors.

(a) General rule.-If a bylaw adopted by the shareholders of a business corporation so provides, a director shall not be personally liable, as such, for monetary damages for any action taken unless:

1.	the director has breached or failed to perform the duties of his office under this subchapter; and

2.	the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

(b) Exceptions.-Subsection (a) shall not apply to:

1.	the responsibility or liability of a director pursuant to any criminal statute; or

2.	the liability of a director for the payment of taxes pursuant to Federal, State or local law.

(c) Cross reference.-See 42 Pa.C.S. § 8332.5 (relating to corporate representatives).

Title 15, Part II, Subpart B, Article B, Chapter 17, Subchapter D,

§ 1741. Third-party actions.

Unless otherwise restricted in its bylaws, a business corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

§ 1742. Derivative and corporate actions.

Unless otherwise restricted in its bylaws, a business corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court to which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

§ 1743. Mandatory indemnification.

To the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in section 1741 (relating to third-party actions) or 1742 (relating to derivative and corporate actions) or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

§ 1744. Procedure for effecting indemnification.

Unless ordered by a court, any indemnification under section 1741 (relating to third-party actions) shall be made by the business corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because he has met the applicable standard of conduct set forth in those sections. The determination shall be made:

1.	by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

2.	if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

3.	by the shareholders.